Exhibit 10.13
NEWMONT MINING CORPORATION
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
     This Agreement (“Agreement”) is dated as of October 31, 2008 between Newmont Mining Corporation, a Delaware corporation (“Newmont”) and Richard T. O’Brien (“Executive”).
WITNESSETH:
     WHEREAS, in recognition of Executive’s contributions and services to Newmont and its subsidiaries and affiliates and as a retention incentive, the Compensation and Management Development Committee of the Newmont Board of Directors (“Newmont Committee”) has awarded Executive a grant of restricted shares of Newmont’s common stock (“Restricted Stock”), subject to the restrictions set forth in this Agreement pursuant to the terms and conditions of the 2005 Stock Incentive Plan (“Stock Plan”); capitalized terms used but not defined herein shall have the meanings given such terms in the Stock Plan;
     NOW, THEREFORE, in consideration of the premises and as an inducement and incentive to Executive to perform his duties and fulfill his responsibilities on behalf of Newmont and its subsidiaries at the highest level of dedication and competence, and other good and valuable consideration, receipt of which is hereby acknowledged, Newmont hereby awards to Executive 100,000 shares of Restricted Stock, pursuant to the terms and subject to the conditions and restrictions set forth in this Agreement and the Stock Plan, including the Vesting Period, as such term is defined in this Agreement, and in connection with such award, Newmont and Executive hereby agree as follows:
AGREEMENT:
     1. Vesting Period. The Vesting Period shall commence on the date of this Agreement and shall end on October 30, 2013.
     2. Nontransferability. Executive acknowledges that no shares of Restricted Stock, or any interest therein, may be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or other legal or equitable proceedings (including bankruptcy)) prior to the end of the Vesting Period, provided, however, that Executive may, with the prior written approval of the Vice President of Human Resources of Newmont, transfer all or any portion of his Restricted Stock to a family trust or similar vehicle for personal estate planning purposes, in the manner and subject to the terms prescribed by the Vice President of Human Resources of Newmont.
     3. Termination of Employment. Notwithstanding paragraph 1, upon termination of Executive’s employment (deemed to have occurred on the last day worked) with Newmont or any of its Subsidiaries prior to the completion of the Vesting Period under any circumstances, any shares of Restricted Stock as to which the Vesting Period has not terminated as of the date of such termination shall be immediately and unconditionally forfeited and revert to Newmont without any action required by Executive or Newmont, except as provided by this section 3 below:
     (a) Death of Executive. Upon termination of Executive’s employment caused by the death of Executive, the Vesting Period shall terminate as to the following number of shares of Restricted Stock :
     (b) Long Term Disability. Upon termination of Executive’s employment caused by Executive’s disability entitling Executive to long-term disability benefits under the Long-Term Disability Plan of Newmont (or any successor plan designated by the Committee) (the “Long-Term Disability Plan”), the Vesting Period shall terminate as to the following number of shares of Restricted Stock:
     (c) Retirement. Upon Executive’s normal or early retirement entitling Executive to an immediate pension pursuant to the Pension Plan of Newmont, or resignation with the consent of the Board, the Vesting Period shall terminate as to the following number of shares of Restricted Stock:
     (d) Termination of Employment. The Vesting Period shall terminate in its entirety (A) upon termination by Newmont or a Subsidiary of Executive’s employment without Cause (as defined in the Executive Change of Control Plan of Newmont) or (B) upon termination by Executive of his employment for Good Reason as defined under the Executive Change of Control Plan of Newmont.
     (e) Short-Term Disability. This Agreement shall expire four months after termination of Executive’s employment where Executive has received short-term disability benefits under the Short-Term Disability Plan of Newmont immediately prior to such termination. If, during the four-month period following such termination of employment, Newmont or a Subsidiary (or a designee thereof) determines that Executive is entitled to long-term disability benefits under the Long-Term Disability Plan by reason of Executive’s disability, the provisions of paragraph 3(b) shall apply.
     (f) Other Circumstances. If Executive ceases to be employed by Newmont and/or a Subsidiary prior to completion of the Vesting Period under any circumstances not described in paragraphs (a) through (e) of this Section 3 including, without limitation, termination for Cause or voluntary termination by Executive without Good Reason,

Executive agrees that the Restricted Stock will be immediately and unconditionally forfeited and revert to Newmont, without any action required by Executive or Newmont.
     (g) Change of Control. Notwithstanding section 16 of the Plan, in the event of a Change of Control, the Vesting Period shall not terminate by reason of such Change of Control, and this Agreement shall remain in full force and effect as if such Change of Control had not occurred.
     4. Rights as a Stockholder. Executive shall have all rights of a stockholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock, for record dates occurring on or after the date of this Agreement and prior to the date any such shares of Restricted Stock are forfeited in accordance with this Agreement.
     5. Withholding Taxes. Executive acknowledges the existence of federal, state, local and foreign income tax and employment tax withholding obligations with respect to the Restricted Stock and agrees that such obligations must be met. If Executive properly elects, within the period permitted under Section 83(b) of the Code after the date on which the shares of Restricted Stock are transferred to Executive, to be taxed with respect to all or any portion of such shares as of the date of transfer rather than the date or dates upon which Executive would otherwise be taxable under Section 83(a) of the Code, Executive shall file a copy of such election with Newmont within the period prescribed by the Treasury Regulations promulgated under Section 83(b) of the Code, and Executive agrees to pay to Newmont in cash at the time of such election any taxes required to be withheld with respect to such shares. To the extent that the immediately preceding sentence does not apply, upon the expiration or termination of the Vesting Period or any portion thereof with respect to shares of Restricted Stock (such shares, the “Vested Stock”), Executive hereby (a) directs Newmont to deliver on behalf of Executive to Mellon Investor Services, or its successors or assigns, or such other entity that may be designated by Newmont for such purpose from time to time (the “Designated Entity”), the number of shares of Vested Stock that will result in proceeds at least equal to the amount of any withholding taxes due in respect of the vested Restricted Stock, and (b) directs the Designated Entity (or its designated broker) to sell such shares on behalf of Executive and to deliver to Newmont a portion of the proceeds from such sale equal to the amount of such withholding taxes in respect of such Vested Stock (or portion thereof); provided, however, that if the Newmont Committee determines that such a sale of shares of vested Restricted Stock would or may be prohibited by Newmont’s Stock Trading Policy or by any applicable law, regulation or rule, such shares shall not be sold in the manner described above but instead shall be withheld by Newmont and returned to Newmont’s Treasury Account in satisfaction of such applicable withholding taxes (based on the minimum statutory tax withholding rates that are applicable to supplemental taxable income); provided further, however, that, in lieu of any such sale or retention of shares, Executive may elect to pay any such taxes to Newmont in cash by filing written notice of such election with Newmont not less than five (5) days prior to the date any shares of Restricted Stock become Vested Stock and remitting such payment to Newmont not later than such date. Notwithstanding the foregoing, to the extent any such taxes are required by law to be withheld with respect to Restricted Stock prior to the end of the Vesting Period, Executive shall be required to pay to Newmont in cash the amount of such taxes promptly following written notice thereof by Newmont.

     6. Acknowledgements.
     (a) Executive hereby acknowledges receipt of a copy of the Stock Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the award of the Restricted Stock but prior to the completion of the Vesting Period, subject to the last paragraph of Paragraph 19 of the Stock Plan as in effect on the date hereof. If and to the extent that any provision contained in this Agreement is inconsistent with the Stock Plan, the Stock Plan shall govern.
     (b) This Agreement and the obligation of Newmont to transfer shares of Restricted Stock hereunder shall be subject to (a) all applicable federal and state laws, rules and regulations and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Newmont Committee shall, in its sole discretion, determine to be necessary or applicable.
     7. Notices. Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Stock Plan, and, if to Executive, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Executive at his last known address as set forth in Newmont’s records.
     8. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     10. Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Executive, his estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives. Nothing contained in this Agreement shall be deemed to prevent transfers of the Restricted Stock in the event of Executive’s death in accordance with Paragraph 17(b) of the Stock Plan.
     11. Counterparts. This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Newmont Mining Corporation has caused this Agreement to be executed by its Vice President and Secretary and Executive has executed this Agreement, both as of the day and year first written above.

NEWMONT MINING CORPORATION

By:	/s/ Sharon E. Thomas
Sharon E. Thomas
Vice President and Secretary

Agreed to this 31st day of October, 2008.

/s/ Richard T. O’Brien Richard T. O’Brien

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